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                                                                    Exhibit 99.1

                                [CANCERVAX LOGO]


                           DSMB CONFERENCE CALL SCRIPT
                     APRIL 6, 2005 6:00 AM PST (9:00 AM EST)
               CALL-IN NUMBER: (888) 396-2386; PASSCODE: 33640768


Operator:   Good morning and welcome to the CancerVax Corporation Conference
            Call.

            At this time I would like to inform you that this conference is being recorded and that all participants are in a "listen only" mode. At the request of the company we will open the conference up for questions and answers after the presentation. Should you have any problems during the call, please press star 0 for the conference call operator.

Vince: Good morning. I'm Vince Reardon, Senior Director of Investor Relations for CancerVax. Before we get started, I would like to remind everyone that this conference call may include forward-looking statements that are not a description of historical facts.

            CancerVax cautions you that statements made during this conference call that are not a description of historical facts are forward-looking statements. For example, statements about the DSMB's data analysis and evaluation of Canvaxin(TM), timing and outcomes of the interim and final analyses of its clinical trials, and plans and objectives of management, are all forward-looking statements. There can be no assurance that studies or evaluation of Canvaxin will be favorable or that they will confirm the results of retrospective analyses of data from Phase 1 or 2 clinical trials, that the evaluations will be completed or demonstrate sufficient effectiveness, that marketing applications will be filed or, if filed, approved, or that we will be successful in commercializing Canvaxin(TM). The inclusion of forward-looking



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            statements should not be regarded as a representation by CancerVax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including those included in the press release issued by our Company earlier today, and other risks detailed in CancerVax's Securities and Exchange Commission filings, including CancerVax's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and CancerVax undertakes no obligation to revise or update statements made in this conference call to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

            If anyone has not seen CancerVax's news release regarding the DSMB's recommendation to discontinue the Canvaxin Phase 3 clinical trial in Stage IV melanoma, you can access it on our web site at www.cancervax.com. Additionally, this conference call is being webcast through the Company's web site and will be archived there for future reference.

            Now I would like to introduce CancerVax's President and CEO, David Hale.

David: Good morning. Thank you for joining our conference call today. With me today is Bill LaRue, Senior Vice President and Chief Financial Officer of the Company. I will begin with a statement on the DSMB's recommendations regarding our Canvaxin Phase 3 clinical trials in




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            Stage IV and Stage III melanoma, and then we will open the call to answer questions you may have.

            CancerVax announced today plans to discontinue the Phase 3 clinical trial in patients with Stage IV melanoma based upon the recommendation of the independent Data and Safety Monitoring Board, or DSMB, which recently completed its planned, second, interim analysis of the data from this study. The DSMB found that the data are unlikely to provide significant evidence of a survival benefit for Canvaxin-treated patients with Stage IV melanoma versus those receiving placebo.

            Based on a limited review of data from the Phase 3 clinical trial of Canvaxin in Stage III melanoma, the DSMB also recommended that this clinical trial continue as planned.

            There were no safety issues identified with either of the Phase 3 clinical trials of Canvaxin, and the recommendation to close the Stage IV study was not made because of any potential safety concern.

            In 2004, enrollment of 1,160 patients in the Phase 3 clinical trial in Stage III melanoma was completed. A total of 496 patients out of a planned total enrollment of 670 patients were enrolled in the Phase 3 clinical trial in Stage IV melanoma at the time that enrollment was discontinued.

            Obviously, this news is disappointing. Treatment of patients with Stage IV melanoma has proven to be very difficult and, as yet, no therapeutic agent has been shown to impact the overall survival of patients with Stage IV melanoma. We would like to sincerely thank the patients and their families, and the clinicians and other healthcare



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            professionals who participated in this clinical trial for their strong support over the past several years. The data from the Phase 3 clinical trial in Stage IV melanoma will be fully analyzed, and will be presented in an appropriate scientific forum.

            CancerVax and Serono, our worldwide development partner for Canvaxin, remain committed to completing our Phase 3 clinical trial in patients with Stage III melanoma, and we currently expect that the DSMB will review the third interim analysis of data from this clinical trial in patients in the third quarter of this year. We anticipate that the final analysis of data from this clinical trial will occur after 392 events have occurred in this trial, which is currently estimated to occur in mid-2006. If the data from the Phase 3 clinical trial in Stage III melanoma are positive, we expect to submit a request for marketing approval in the United States and Europe in early 2007. If the FDA and European regulatory authorities accept a positive result in a single Phase 3 clinical trial as sufficient for marketing approval, and if our manufacturing processes and facility are approved by the FDA and European regulatory authorities in connection with our marketing applications, we expect the launch of Canvaxin in the United States and in Europe to occur in 2007.

            I'd like to take a moment to explain some of the differences between Stage III and Stage IV melanoma. Because there are several important differences between the Stage III and Stage IV melanoma, we don't believe that the results of one of these studies can be extrapolated to the other study.

            Stage III melanoma is characterized by disease that has spread from the primary tumor site to the regional lymph nodes. On the other hand, Stage IV disease, which is the most advanced stage of




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            melanoma, is characterized by metastases that have spread to other organs beyond the regional lymph nodes, such as to the lungs, brain, liver, and intestines. The difference between the two advanced stages of melanoma is, perhaps, most clearly demonstrated in the published, five-year survival rates. According to an article published in the Journal of Clinical Oncology in 2001, the five-year survival rate for patients with Stage IV melanoma ranges from between 7% and 19%, versus a five-year survival rate for patients with Stage III melanoma of between 27% and 70%.

            Factors that are different between Stage III versus Stage IV melanoma include the fact that patients with Stage IV melanoma progress much faster and, therefore, there is less opportunity for an immunotherapeutic agent to affect the progress of the disease. Since Stage IV patients progress more quickly, they are also likely to have more widespread, sub-clinical, or non-detectable, disease at an earlier timepoint, and are more likely to have tumor-mediated immunosuppression. Since patients with surgically resected Stage IV melanoma recur much more rapidly than patients with Stage III melanoma, this may explain the difficulty in producing a significant survival benefit in patients whose tumors recur soon after surgery.

            There are several examples of drugs that demonstrated negative results in a Phase 3 clinical trial after encouraging Phase 2 results in that indication, but then went on to be approved for a different indication. Avastin is a good example. After encouraging results in Phase 2 trials for breast cancer, Avastin failed to show an improvement in progression-free survival for this population in a Phase 3 clinical trial. Avastin was then evaluated in a clinical trial for colorectal cancer, in which it demonstrated an improvement in survival. Another example is Tarceva, which failed a clinical trial in first



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            line, advanced non-small-cell lung cancer, but was subsequently approved as a second- and third-line monotherapy treatment for advanced non-small-cell lung cancer.

            In addition, it is important to note that there are a number of oncology drugs that have been approved based on a single clinical trial. These include Tarceva, which was approved based on a single survival trial for non-small-cell lung cancer in a setting where several other therapies were approved. In addition, Xeloda was approved for breast cancer, Avastin for colorectal cancer, and Velcade for multiple myeloma based on single clinical trials.

            As for the commercial potential for Canvaxin, the number of patients with Stage III melanoma is significantly larger than the number with Stage IV disease. Also, as we have indicated, the standard of care for patients with Stage III melanoma is surgery, while only approximately 25% of patients with Stage IV melanoma can be surgically resected and made clinically free of disease. As a result, the number of potential patients eligible for treatment with Canvaxin, if approved, would still represent a significant market opportunity. It is also important to remember that Canvaxin is being studied as a 5-year course of therapy, with 33 doses administered over 5 years. Since Stage III patients have a longer overall survival, we believe that they would have a higher likelihood of completing the dosage regimen.

            In addition to the ongoing study in patients with Stage III melanoma, we expect to begin enrollment soon in a Phase 2 study to evaluate the clinical response to Canvaxin of patients with in-transit melanoma, an uncommon form of melanoma in which multiple subcutaneous or intradermal metastases are visible.


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Operator:   Thank you Mr. Hale. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star and the number 1 on your pushbutton telephone. If you wish to withdraw your question, please press star and the number 2.

            Your questions will be taken in the order they are received. Please stand by for your first question, Mr. Hale. Our first question comes from [Name] at [Company]....

Q&A Session

David Hale: Operator, are there any other questions?

Operator:   As a reminder ladies and gentlemen, if you do have a question, please press star one on your push-button telephone at this time.
            [Pause.] At this time there are no further questions, so I'll turn the conference back to Mr. Hale to conclude.

David Hale: Thank you all again for participating in our conference call.
            We hope to see some of you individually or at one of our scheduled presentations before the next conference call.

Operator:   Ladies and gentlemen, this concludes our conference call for today.
            All parties may now disconnect.

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